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                                                                   EXHIBIT 10.25

                              AMENDED AND RESTATED
                              CONSULTING AGREEMENT

     THIS AMENDED AND RESTATED CONSULTING AGREEMENT (this "Agreement") is made as of this 17th day of March, 2000, by and between InterMedia Partners Southeast, a California general partnership ("Company"), and Insight Communications Company, L.P., a Delaware limited partnership ("Consultant").

                                    RECITALS

     A. The Company is the owner of cable television systems that operate in and around Columbus, Connersville, Crawfordsville, Peru, Logansport, Monticello, Frankfort, and Warsaw, Indiana (the "Indiana Systems") and Shelbyville, Kentucky (the "Kentucky System") (as the Indiana Systems and the Kentucky System are described in more detail on Exhibit A, the "Systems"). The Company and Consultant desire that Consultant provide services to the Systems in accordance with the terms and provisions of this Agreement.

     B. This Agreement amends and restates in its entirety, the Consulting Agreement with respect to the Systems dated as of December 29, 1999 between the Company and Consultant.

                                    AGREEMENT

THEREFORE, it is agreed as follows:

1. Appointment. The Company hereby appoints Consultant to supervise and manage the day-to-day operations of the Systems on the terms and conditions set forth herein.

2. Term. The term of this Agreement shall commence as of October 1, 1999 with respect to the Kentucky System and, with respect to the Indiana Systems, as of the later to occur of May 1, 2000 and the 30th day following the closing date of the sale of the Columbus, Indiana System to the Company (provided that if such 30th day is not the first day of a calendar month, the commencement date with respect to the Indiana Systems shall be the first day of the immediately succeeding calendar month) or such other date as may be agreed to by the parties (the "Applicable Effective Date") and continue for a period of two years after the latest Applicable Effective Date, unless terminated earlier pursuant to the terms of this Agreement.

3. Duties of Consultant. During the term of this Agreement, but subject to the limitations set forth in this Agreement, Consultant is hereby granted and agrees to exercise all requisite authority to manage the day-to-day operations of the Systems on behalf of the Company. Subject to the terms and conditions of this Agreement, Consultant will provide the Company with such services as may, from time to time, be appropriate or reasonably required for the proper and efficient operation and conduct of the Systems in accordance with sound business principles and practices customary in the cable television industry. Without limiting the foregoing, but subject to the
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limitations of the budget then in effect (as described in Section 11) and any other limitations expressly set forth in this Agreement, Consultant agrees:

     (a) to be responsible for the negotiation of any and all agreements, leases, contracts, documents and other instruments necessary or convenient for the management and operation of the Systems including, without limitation, franchises; provided that (i) except as specified in Section 8, Consultant may not negotiate or enter into agreements for the carriage of cable television programming by the Systems, (ii) the Company will have the sole authority to consummate franchise agreements and (iii) Consultant shall obtain the consent of the Company prior to consummating any other agreement that involves the payment of $50,000 or more annually or is not terminable without penalty upon 60 or fewer days' notice;

     (b) to act on behalf of the Company with respect to customer service matters, franchise renewals, and refunds; provided that the Company has the right to review and approve any amendment to the franchises, renewals of franchises or other such commitments;

     (c) to evaluate new equipment, materials and techniques for the Systems and make recommendations regarding the same to the Company;

     (d) to establish and direct the implementation of general technical standards and procedures for the Systems and to establish and monitor programs for preventive maintenance for the Systems;

     (e) to supervise the purchasing of property, real, personal or mixed, and all materials and supplies, if any, necessary to complete any construction and development arising out of or related to the Systems;

     (f) to formulate and supervise all advertising, marketing and sales programs and engagement for the Systems and appointment on behalf of the Company of advertising, marketing and public relations agencies and consultants for the Systems for such purposes;

     (g) to supervise the collection of income and other amounts due to the Company and the payment on behalf of the Company of expenses (including, but not limited, to franchise and copyright fees) relating to the Systems in conformity with the budgets then in effect pursuant to Section 11;

     (h) to be responsible for all personnel matters, and to hire, employ, manage and adequately train all employees and other personnel necessary to operate the Systems, who will be employees of Consultant or an affiliate of Consultant (provided that Consultant will be reimbursed for employee expenses pursuant to Section 13);

     (i) to prepare with the assistance of any necessary accountants, annual tax reports necessary for the operation of the Systems in the ordinary course of business (other than


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federal, state and local income tax returns of the Company), to prepare, as necessary, any reports and other documents required to be filed with governmental and regulatory agencies (other than with respect to income tax matters), and act as liaison with federal, state and local governmental and regulatory officials with respect thereto, and to provide the Company on a timely basis all information relating to the Systems and necessary to prepare its federal, state and local income tax returns;

     (j) to pay on behalf of the Company, in conformity with the budget described in Section 11, all expenditures incurred by Consultant (provided that they are "System Level Expenses" as defined in Section 13.4) or the Company in the ordinary course of operating the Systems and other expenses of the Systems, including all levies and assessments of any kind or nature imposed by any governmental authority, including all sales, use, ad valorem, value added, franchise, severance, net or gross proceeds, withholding, payroll, employment, or excise taxes and levies or assessments related to unclaimed property, together with any interest thereon and any penalties, additions to tax or additional amounts applicable thereto ("Taxes"), other than federal, state and local income taxes;

     (k) to make on behalf of the Company all capital expenditures in conformity with the budget described in Section 11 and to supervise all approved construction and development for the Systems, including the selection and appointment of subcontractors, equipment, suppliers and vendors;

     (l) to manage and operate the Systems in compliance with applicable law, including, but not limited to, the Communications Act of 1934, as amended, and all rules and regulations promulgated by the FCC thereunder (including making any necessary modifications to, or renewals of, the Systems' FCC licenses and making any other filings required under FCC rules and regulations), and the terms and provisions of the franchises and all other agreements relating to the Systems;

     (m) to provide the Company with any information with respect to the Systems as the Company may reasonably request or of which, in Consultant's reasonable discretion, the Company should be aware; and

     (n) to use commercially reasonable efforts to ensure at the Company's expense (including but not limited to all capital expenditures and travel expenses) that the Systems are "Year 2000" compliant by December 31, 1999.

4. Ownership of Systems. Notwithstanding anything in this Agreement to the contrary, the Company will continue to own the Systems and to exercise the rights of an owner with respect thereto. Without limiting the foregoing, the Company will continue to be the franchisee, licensee and permittee, as applicable, of all authorizations of any nature whatsoever issued by any governmental authority or third party in connection with the operation of the Systems and will


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continue to exercise ultimate control over all tax matters, franchise and other regulatory matters and extraordinary transactions with respect to the Systems.

5.   Limitations on the Authority of Consultant.

     5.1 The Company will be entitled to control any tax investigation or audit relating in any way to the Systems to the extent it could affect any Taxes payable by the Company.

     5.2 Consultant has no authority to take any action that would constitute (or fail to take any action the effect of which failure would be to cause): (a) an impermissible transfer or change in control under the franchises of the Systems or (b) an impermissible transfer of a Federal Communications Commission ("FCC") license; provided, however, that the parties agree that the execution, delivery and performance of this Agreement by Consultant or its affiliates does not constitute an impermissible transfer or change in control of any franchise or FCC license held by the Company in connection with the operation of the Systems.

     5.3 Consultant will not, without prior written authorization of the Company, take any action that is not in the ordinary course of business for the Systems. Without limiting the foregoing, Consultant agrees that it will not:

          (a) sell or hypothecate any of the assets of the Systems other than the sale or abandonment of worn out or obsolete materials, supplies and equipment, any proceeds of which will be the property of the Company;

          (b) cause the Company to acquire any cable television systems or related businesses or any other company;

          (c) cause the Company to merge, consolidate, dissolve or wind up;

          (d) cause the Company to borrow from banks or other lending institutions for any purpose of the Company;

          (e) cause the Company to issue any notes, debentures or other debt instruments or grant any mortgage, pledge, encumbrance or hypothecation of Company assets to secure repayment of borrowed sums or replace, modify, extend or consolidate any mortgage, pledge, encumbrance or hypothecation;

          (f) institute, defend or settle litigation or other legal action in the name of the Company or apply for injunctive relief or give releases and discharges with respect to any of the foregoing, except that Consultant shall institute collection proceedings, and legal actions incident to such collection proceedings, in the name of and at the expense of the Company in accordance with the Company's customary practices, to enforce the collection of payments due from customers of the Systems;


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          (g) employ on behalf of the Company or cause the Company to employ any brokers or finders;

          (h) cause the Company to enter into any contract with Consultant or any affiliate of Consultant; it being agreed that the Company hereby consents to the offering of Source Suite LLC's "LocalSource" product through the Systems; provided that the agreement or arrangement between Source Suite LLC and Consultant is on arms-length, third party terms, and provided that the offering of such product does not conflict with, or constitute a breach or default under, any agreement of the Company);

          (i) make any expenditures or commitment to make expenditures on behalf of the Company except in accordance with the Budget then in effect; or

          (j) cause the Systems to offer or have the Company enter into any agreement for the Systems to offer or to provide capacity of the Systems for a third person to offer any communications services other than traditional cable television service. For example, Consultant may not cause the Systems to offer telephony or internet access services without the prior written consent of the Company, it being agreed that the Company consents to the offering of Insight@Home Internet access service through the Systems and except as provided in Section 5(h) above.

6. Acquisition of Systems. The Systems are being acquired by the Company pursuant to the Asset Exchange Agreement dated as of April 20, 1999 (the "Exchange Agreement") among the Company, on the one hand, and Charter Communications, LLC, Charter Communications Properties, LLC and Marcus Cable Associates, L.L.C., on the other hand (the "Charter Parties"). Consultant agrees that it will take, at the Company's expense, such actions as may be required in order for the Company to fulfill its post-closing obligations under the Exchange Agreement with respect to the Systems, including, without limitation, its obligations under Section 7.17 of the Exchange Agreement with respect to cooperation on rate proceedings.

7.   Headends.


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     7.1 The Company agrees that Consultant, at Consultant's expense, may connect the Company's headends listed on the attached Exhibit C as the "Charter Headends" (defined herein as the "Satellite Headends") to the headends listed on Exhibit C as the "Insight Headends," which are owned by Consultant or its affiliate (the "Master Headends"). Notwithstanding the foregoing, Consultant will not dismantle or dispose of the Satellite Headends and if requested to do so by the Company will, at Consultant's expense, render the Satellite Headends operational upon termination of this Agreement. Without limiting the foregoing, Consultant agrees to not terminate and to renew in the ordinary course, any leases or other rights to use real property associated with the Satellite Headends and to use commercially reasonable efforts to keep them in full force and effect during the term of this Agreement. In lieu of restoring the Satellite Headends, and if requested to do so by the Company, Consultant will arrange for the Systems to continue to receive programming from the Master Headends following termination of this Agreement on reasonable terms and conditions.

     7.2 If the Company's copyright liability with respect to the subscribers served by the Satellite Headends or contiguous headends is higher as a result of such Satellite Headends being collapsed into Master Headends, Consultant will be responsible for the payment of any increased copyright fees.

8.   [Intentionally Omitted.]

9.   Insurance; Books and Records.

     9.1 During the term of this Agreement, Consultant is responsible at the Company's expense for maintaining liability and all other insurance for the Systems at such levels as are consistent with industry practice and are approved by the Company, including, without limitation, worker's compensation insurance for System Employees.

     9.2 During the term of this Agreement, Consultant will keep books and records for the Systems and will prepare reports in accordance with this Section 9.2.

          (a) Consultant will cause to be maintained all necessary books and records for the Systems, which shall be open to the inspection and examination of the Company or its representatives during normal business hours and upon reasonable notice. The books of account shall be kept on an accrual basis in accordance with generally accepted accounting principles consistently applied. Notwithstanding the foregoing, and as an exception to each provision of this Section 9.2 that requires compliance with generally accepted accounting principles or Regulation S-X, personnel, operating and SG&A expenses of the Systems will be allocated in accordance with the methodologies described on Exhibit B. The Company agrees that the income statements and statements of assets and liabilities required to be delivered by Consultant pursuant to this Section 9.2 will be in the form set forth on Exhibit B.


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          (b) Within forty-five days after the close of each fiscal year,
     Consultant shall prepare and deliver to the Company (i) a preliminary unaudited income statement of the Systems for such fiscal year, and (ii) a preliminary unaudited statement of assets and liabilities of the Systems as of the end of such fiscal year.

          (c) As soon as practicable after the close of each fiscal year, and, in any event, by March 15 of the year following the close of such fiscal year, Consultant shall prepare and deliver to the Company (i) a final unaudited income statement of the Systems for such fiscal year, and (ii) a final unaudited statement of assets and liabilities of the Systems as of the end of such fiscal year, all of which shall be prepared in accordance with Regulation S-X and generally accepted accounting principles consistently applied.

          (d) Within twenty days after the close of each of the first three quarterly accounting periods in each fiscal year, Consultant shall prepare and deliver to the Company (i) a preliminary unaudited income statement of the Systems for such year to date period, and (ii) a preliminary unaudited statement of assets and liabilities of the Systems as of the end of such quarterly period, all prepared in accordance with generally accepted accounting principles consistently applied. Within 15 days thereafter, Consultant shall provide any material adjustments to the above referenced preliminary financial statements.

          (e) Within twenty days after the close of each calendar month, Consultant shall prepare and deliver to the Company (i) an unaudited income statement and statement of assets and liabilities of the Systems for such calendar month complete with year-to-date comparisons to budget and, commencing with the statement delivered with respect to the first full month following the first anniversary of the Closing, the corresponding period of the prior year, and (ii) an unaudited report of actual capital expenditures of the Systems for the month and year-to-date, as compared to budgeted capital expenditures.

          (f) Within twenty days after the close of each calendar month, Consultant shall prepare and deliver to the Company a report setting forth for such calendar month with respect to the Systems the following information: (i) the cumulative number of households having access to such Systems, (ii) the number of equivalent basic subscribers and equivalent expanded basic subscribers to such Systems, (iii) the number of subscribers to each pay television service, (iv) the number of plant miles, (v) the number of digital subscribers of each System, (vi) the number of telephony subscribers of each System and (vii) such other operating statistics as may be reasonably requested by the Company.

10.  Employees.

     10.1 All employees involved in the operations of the Systems that are hired by Consultant will be employees of Consultant or an affiliate of Consultant ("System Employees"; provided, that the term "System Employees" does not include regional, division or corporate employees of Consultant engaged by it to perform its obligations under this Agreement).


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     10.2 Consultant agrees not to solicit for employment, without the written consent of the Company, any employee listed on Schedule 7.3 to the Exchange Agreement or any other employee of the Charter Parties whose position is System manager or higher.

     10.3 If the Charter Parties determine that the transactions contemplated by the Exchange Agreement will not permit a distribution to be made to a Hired Employee (as defined below) from the tax qualified plan of the Charter Parties in accordance with Section 401(k)(10) of the Code, then Consultant may accept a plan-to-plan transfer of Hired Employees' plan benefits to its own tax qualified plan. If there is no plan-to-plan transfer, in order to permit the Charter Parties or their affiliates, to make distributions to any former employee of the Charter Parties who becomes a Hired Employee of the balance of such employee's 401(k) account in the Charter Parties' or their affiliate's tax qualified plan, if any, as soon as legally permitted, Consultant shall notify the Company and the Charter Parties of the date of termination of such employee's employment with Consultant for any reason.

     10.4 Notwithstanding anything to the contrary herein, Consultant shall:

          (a) credit each employee of the Systems prior to the Applicable Effective Date who is offered employment by Consultant and becomes an employee of Consultant or an affiliate of Consultant (a "Hired Employee") the amount of vacation time (to a maximum of four weeks) and sick time (to a maximum of 10 days) accrued by him or her as an employee of the Charter Parties through and including the Applicable Effective Date, to the extent the Company is required to so credit such employees pursuant to the Exchange Agreement;

          (b) permit each Hired Employee to participate in Consultant's employee benefit plans to the same extent as similarly situated employees of Consultant and their dependents are permitted to participate;

          (c) give each Hired Employee credit for such employee's past service with the Charter Parties and their affiliates as of the Applicable Effective Date (including past service with any prior owner or operator of the Systems) for purposes of eligibility and vesting under Consultant's employee benefit and other plans to the same extent as other similarly situated employees of Consultant, to the extent the Company is required to so credit such employees pursuant to the Exchange Agreement;

          (d) to the extent provided in the Exchange Agreement not subject any Hired Employee to any waiting periods or limitations on benefits for pre-existing conditions under Consultant's employee benefit plans, including any group health and disability plans, except to the extent such employees were subject to such limitations under the employee benefit plans of the Charter Parties or any affiliate of the Charter Parties; and


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          (e) credit each Hired Employee under any group health plan for any deductible amount previously met by such Hired Employee as of the Applicable Effective Date under any of the group health plans of the Charter Parties or any of their affiliates, to the extent the Company is required to so credit such employees pursuant to the Exchange Agreement.

     10.5 Consultant will not terminate the employment of any Hired Employee other than "for cause" during the 120 days following the Applicable Effective Date for such Hired Employee without the prior written consent of the Company; provided, that if Consultant breaches this Section 10.5, Consultant shall be responsible for any severance that the Company is required to pay to any such employee. For purposes of this Section 10.5, "cause" shall have the meaning set forth in the Company's employment policies, procedures or agreements that would be applicable to the discharged Hired Employee if such person were an employee of the Company.

11.  Operating Budgets.

     11.1 On or before June 30, 2000, Consultant will prepare and submit to the Company for its approval a proposed operating budget ("Operating Budget") and a proposed capital budget ("Capital Budget" and, together with the Operating Budget, the "Budgets")) for calendar year 2000 for the Kentucky System and the Indiana Systems, each in a format reasonably acceptable to the Company, setting forth the proposed expenditures for the operation, repair, maintenance or expansion of the Systems for such fiscal year and including the programming line-up for the Systems and which budgets will be subject to the approval of the Company. Consultant and Company will negotiate in good faith to reach agreement on the fiscal year 2000 Budgets for the Systems as promptly as practicable following the Company's receipt of such Budgets from Consultant. From and after the Applicable Effective Date for the Kentucky System and the Indiana Systems until agreement has been reached on the fiscal year 2000 Budgets, Consultant agrees to operate the Systems in the ordinary course of business consistent with past practice.

     11.2 Beginning with fiscal year 2001, at least 30 days prior to the beginning of each fiscal year of the Company during the term of this Agreement, Consultant will prepare and submit to the Company a proposed Operating Budget and a proposed Capital Budget for the Kentucky System and the Indiana Systems, each in a format reasonably acceptable to the Company, setting forth the proposed expenditures for the operation, repair, maintenance or expansion of the Systems for such fiscal year and including the programming line-up for the Systems. If the Company does not approve the proposed budgets in writing within 20 days after the Company's receipt of the proposed budgets, the Company and Consultant will negotiate in good faith to resolve any disputes between Consultant and the Company with respect to the proposed budgets prior to the commencement of the fiscal year to which the proposed budgets relate. If the Company and Consultant cannot agree as to the proposed budgets within that time period, Consultant will operate the Systems pursuant to the prior fiscal year's budgets, with an adjustment for inflation equal to the percentage increase in the Consumers Price Index for the United States as published by the United States Department of Labor, Bureau of Labor Statistics.


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     11.3 To the extent that Consultant reasonably believes that expenditures in excess of the budgets then in effect are or will be in the reasonably foreseeable future necessary for the proper operation of the Systems, Consultant may submit a written notice to the Company. Such written notice will state the reasons why such excess expenditures are believed to be necessary, the amount by which the expenditures are expected to exceed the budgeted line item amounts and the time frame within which the excess expenditures are reasonably expected to become necessary. The Company may reject or accept Consultant's recommendations in whole or in part in its sole discretion by written notice to Consultant. If the Company does not approve the recommendations within 30 days by written notice to Consultant, the Company will be deemed to have rejected the recommendation. To the extent that the Company accepts Consultant's recommended changes, the budgets then in effect will be deemed to be amended to reflect such changes.

12.  Systems and Operating Account.

     12.1 Consultant will create and maintain on behalf of the Company separate and apart from any account kept and maintained by it for any other purpose a bank account at a bank approved by the Company (the "Systems Account"). Any and all receipts of whatever nature and from whatever source derived from the operation of the Systems will be promptly deposited in the Systems Account. All funds in the Systems Account from time to time will be the property of the Company, but the funds will be disbursed from the Systems Account by Consultant on the Company's behalf in accordance with the provisions of this Agreement. At Consultant's option, one or more additional operating bank accounts (the "Operating Account") may be created and maintained on behalf of the Company in such commercial bank or banks as Consultant may select with the approval of the Company for the purpose of making funds available to the operating personnel of the Systems for the conduct of day-to-day business. Only such person or persons as Consultant may designate from time to time will be authorized to draw or issue checks or drafts upon or make withdrawals from the Systems Account or the Operating Account. At the request and expense of the Company, any persons having authority to draw checks or drafts upon or make withdrawals from the Systems Account or the Operating Account will be bonded in such amount as the Company will direct. Unless approved in writing by the Company, no more than $250,000 will be maintained in the Operating Account at any one time.

     12.2 Consultant will make or cause to be made from the Systems Account and/or the Operating Account all payments of costs, expenses, fees, and charges payable with respect to the Systems in conformity with the budget then in effect pursuant to Section 11 or as otherwise provided in this Agreement. Consultant agrees to provide the Company with any documentation as may be requested by the Company to substantiate the amount of such costs, expenses, fees and charges payable with respect to the Systems. In the event that at any time there are insufficient funds in the Systems Account and/or the Operating Account with which to make any payment provided for in this Agreement, then, upon the request of Consultant, the Company will immediately deposit in such account a sufficient sum as reasonably determined by the Company and Consultant to make all then due payments and in no event will Consultant be responsible for


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any such payments out of its own funds. Periodically, but not less often than quarterly, Consultant will pay to the Company the balance of the Systems Account after reserving such amount as in its reasonable discretion is necessary to provide for amounts currently necessary to pay all costs, expenses, fees and charges payable with respect to the System in conformity with the budget then in effect pursuant to Section 11 during the following 60 days and provided that Consultant may also reserve a reasonable amount for contingencies.

13.  Compensation of Consultant; Expenses.

     13.1 As compensation for services rendered under this Agreement, Consultant shall be paid an annual consulting fee, payable on a quarterly basis, equal to Gross Operating Revenues multiplied by three percent (3.0%) (the "Consulting Fee"). The term "Gross Operating Revenues" means all revenues arising out of or in connection with the operation of the Systems, but exclusive of proceeds from the sale of assets or from other extraordinary or non-recurring items, and exclusive of all interest, dividends, royalties and other similar types of investment income.

     13.2 Within 30 days after the end of each fiscal quarter, Consultant will submit to the Company a quarterly and a cumulative year-to-date statement detailing the amount of Gross Operating Revenues and indicating the quarterly Consulting Fee payable and the cumulative year-to-date Consulting Fee payable to Consultant together with appropriate supporting documentation. Each quarterly Consultant Fee payable hereunder shall be adjusted to reflect any cumulative year-to-date adjustments in Gross Operating Revenues. The Consulting Fee will be payable each quarter within 10 days after the Consulting Fee statement for such quarter has been received by the Company.

     13.3 Within 90 days after the end of each fiscal year, the Company shall cause its independent public accountants to determine Gross Operating Revenues for that year and the amount of the Consulting Fee payable to Consultant for that year and deliver a copy to Consultant. Consultant shall have the right to consult with the accountants regarding the determination of Gross Operating Revenues prior to the final determination thereof by the accountants. The accountants' determination shall be final and binding on the Company and Consultant.

     13.4 The Consulting Fee described above shall be exclusive of reimbursement by the Company to Consultant for direct out-of-pocket expenses incurred by Consultant that are directly related to the operation of the Systems (including System Employee expenses and travel expenses of Consultant, "System Level Expenses"). Consultant shall act in good faith and in a reasonable manner in making determinations of reimbursement. To the extent reimbursable expenses incurred by Consultant are applicable both to the Systems and to other systems managed or owned by Consultant, such expenses will be allocated among the Systems and such other systems in a manner mutually agreed to by the Company and Consultant. It is understood and agreed that the intent of the expense reimbursement provisions contained in this Section 13.4 is to reimburse Consultant only for System Level Expenses and not to reimburse Consultant for any corporate


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overhead (including bonuses and health, welfare, retirement and other benefits and overhead expenses, including salaries, of its division, regional or corporate office management, and its development, internal accounting and finance management personnel), which shall be paid out of the Consulting Fee. Payment of expense reimbursement shall be made monthly by the Company to Consultant within five days after receipt by the Company of a statement (the "Monthly Expense Statement") of Consultant's estimated reimbursable expenses for the preceding month; provided, that Company may elect to direct Consultant to obtain reimbursement from the System Account. The Monthly Expense Statement shall include an adjustment to reflect the amount by which actual reimbursable expenses incurred during the month immediately preceding the month of payment exceeded, or were exceeded by, Consultant's estimated reimbursable expenses with respect to such month.

14.  Indemnification.

     14.1 By the Company. The Company shall indemnify, defend and hold harmless Consultant, its affiliates and all direct and indirect partners, stockholders, owners, officers, directors, agents and employees of Consultant and its affiliates from and against any pending or threatened claims, losses, liabilities and demands of every kind and nature whatsoever, including, without limitation, the costs as and when incurred of investigating and defending any such claims, liabilities and demands, including, without limitation, attorneys', accountants' and experts' fees and disbursements therefor, arising in connection with Consultant's authorized activities set forth herein, regardless of whether this Agreement continues to be in effect or such indemnitee continues to be an affiliate or direct or indirect partner, stockholder, member, owner, officer, director, agent or employee of Consultant or its affiliates at the time of the claim, losses, liabilities or demands; provided, however, that the Company shall not be required to indemnify or hold harmless Consultant from any claims, losses, liabilities or demands which arise from actions (or failures to act) which are performed in bad faith or which arise out of willful misconduct, gross negligence or fraud by Consultant, or any of its owners, agents or employees.

     14.2 By the Consultant. Consultant shall indemnify, defend and hold harmless the Company, its affiliates and all direct and indirect partners, stockholders, owners, officers, directors, agents and employees of the Company and its affiliates from and against any pending or threatened claims, losses, liabilities and demands of every kind and nature whatsoever, including, without limitation, the costs as and when incurred of defending any such claims, liabilities and demands, including, without limitation, attorneys', accountants' and experts' fees and disbursements therefore, arising in connection with Consultant's actions (or failure to act) which are performed in bad faith or which arise out of willful misconduct, gross negligence or fraud by Consultant, or any of its owners, agents or employees regardless of whether this Agreement continues to be in effect or such indemnitee continues to be an affiliate or direct or indirect partner, stockholder, member, owner, officer, director, agent or employee of the Company or its affiliates at the time of the claim, losses, liabilities or demands. The Consultant will use reasonable commercial efforts in managing the Systems, provided that notwithstanding anything herein or applicable law to the contrary, neither the Consultant nor any of its direct or indirect partners, shareholders, members, owners, officers, directors, affiliates, employees or agents shall have any liability, express or implied, for any action taken or omitted to be taken by Consultant or for any failure or delay in performing or exercising any obligation, duty, right, power or authority possessed by Consultant under this Agreement, or any other document related hereto, except for actual losses, if any, suffered by the Company that are proximately caused either by Consultant's bad faith, willful misconduct, gross negligence or fraud.

15. Events of Termination. This Agreement may be terminated as follows (each, an "Event of Termination"):

          (a) by either party for convenience upon six month's prior written notice to the other party;

          (b) by the Company if Consultant breaches any material term of this Agreement (subject to the right of Consultant to cure within 60 days after notice of such breach is received by Consultant from the Company);

          (c) by the Company if Consultant commits any act constituting bad faith, gross negligence, willful misconduct or fraud; or

          (d) by the Company upon the bankruptcy or dissolution of Consultant;
     or

          (e) by Consultant upon dissolution of the Company or upon the sale or other disposition of all or substantially all of the assets related to the Systems.

16. Termination. This Agreement will be terminated upon the first to occur of any of the following events: (a) the expiration of the term specified in Section 2; (b) the written consent to terminate of all parties to this Agreement; or (c) an Event of Termination if the applicable party exercises its option to terminate upon such Event of Termination. In the event this Agreement is terminated pursuant to this Section 16, the Company shall be relieved from any further obligation to pay Consultant compensation hereunder, other than compensation and reimbursable expenses accrued up to the date of such termination which shall be paid within 30 days of such termination. The provisions of Section 14 shall survive any termination hereof.

17.  Miscellaneous.

     17.1 All notices and communications hereunder shall be in writing and shall be deemed to have been duly given to a party hereunder when delivered in person, via messenger service or by telecopy to such party, or three (3) business days after being deposited in the U.S. Mail, registered or certified, with postage prepaid, addressed as follows (or such other address as the parties may designate in writing):

If to Consultant:                  Insight Communications Company, L.P.
                                   126 East 56th Street
                                   New York, NY  10022
                                   Attn:       Elliot Brecher, General Counsel
                                   Telecopy:   212-371-1549

with a copy to:                    Dow, Lohnes & Albertson, PLLC
                                   1200 New Hampshire Avenue, N.W., Suite 800
                                   Washington, D.C.  20036
                                   Attn:       Leonard J. Baxt, Esq.
                                   Telecopy:   202-776-2222

If to the Company:                 c/o AT&T Broadband and Internet Services
                                   9197 South Peoria Street
                                   Englewood, CO 80112
                                   Attn:       Carol O'Keeffe
                                   Telecopy:   720-875-5396

with a copy to:                    the same address
                                   Attn: Legal Department

     17.2 No party hereto shall have the right to assign this Agreement without the written consent of the other party; provided, that Consultant may assign its rights and duties under this Agreement without the consent of the Company to the parent or any wholly-owned subsidiary of Consultant.

     17.3 This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns and no other third party will be entitled to any of the benefits conferred by this Agreement.

     17.4 This Agreement may not be modified, altered or amended in any manner except by an agreement in writing, duly executed by all parties hereto.

     17.5 Consultant and the Company shall not, by virtue of this Agreement, be deemed partners, joint venturers or co-employers, nor shall Consultant be deemed to be the agent or employee of the Company. Consultant shall not, by entering into and performing this Agreement, incur any liability for any of the existing obligations, liabilities or debts of the Company, and Consultant shall not, by acting hereunder assume or become liable for any of the future obligations, debts, or liabilities of the Company.

     17.6 All matters affecting the interpretation of this Agreement and the rights of the parties hereto shall be governed by the laws of the State of Delaware, without regard to its conflict of law principles.

     17.7 Each of the respective rights and obligations of the parties hereunder shall be deemed independent and may be enforced independently irrespective of any of the other rights and obligations set forth herein. No waivers, express or implied, by either party of any breach of any of the covenants, agreements or duties hereunder of the other party shall be deemed to be a waiver of any other breach thereof or the waiver of any other covenant, agreement or duty.

     17.8 This Agreement contains the entire understanding of the parties with respect to the subject matter hereof, and the parties hereto hereby acknowledge that there have not been and are no representations, warranties, covenants or understandings other than those expressly set forth herein and therein which relate to the subject matter hereof.

     17.9 Nothing herein shall limit the right of Consultant to engage in any other business or to devote its time and attention to the management or other aspects of any other business or to render services of any kind. The Company acknowledges that Consultant and its affiliates own, manage or operate cable television systems throughout the United States.

     IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the date first written above.

                                   CONSULTANT:

                                   INSIGHT COMMUNICATIONS COMPANY, L.P.

                                   By:  Insight Communications Company, Inc.,
                                        its general partner



                                        By: ___________________________
                                        Name:  Kim D. Kelly
                                        Title: Executive Vice President


                                   COMPANY:

                                   INTERMEDIA PARTNERS SOUTHEAST

                                   By:  TCI Spartanburg IP-IV, LLC,
                                        its managing general partner



                                        By: _______________________________
                                        Name: _____________________________
                                        Title: ____________________________

                                    EXHIBIT A

                                     Systems

Headend             Communities

Indiana
-------

Columbus            Bartholomew County
                    Elizabethtown
                    Clifford
                    Columbus
                    Sunnybrook Trailer Park

Seymour             Jennings County
                    Vernon
                    North Vernon
                    Jackson  County
                    Seymour

Westport            Decatur County
                    Westport

Elizabethtown Bartholomew County
(Apollo)            Elizabethtown
                    Jonesville
                    Jennings County
                    Hartsville
                    Jackson County

Tippecanoe          Tippecanoe County
                    Woods Edge Mobile Village

Lake Cicott         Lake Cicott

Silver Lake         Silver Lake

Akron               Akron
                    Fulton County

Liberty             Liberty
                    Union County

Rushville           Rush County
                    Rushville

Frankfort           Jefferson
                    Antioch
                    Clinton
                    Frankfort

Monticello          Burnettsville
                    Buffalo
                    Reynolds
                    Carrol County
                    White County
                    Monticello

Batesville          Oldenberg
                    Batesville
                    Franklin County

Wolcott             White
                    Jasper
                    Monon
                    Wolcott
                    Chalmers
                    Brookston
                    Remington

Veedersburg         Veedersburg

Connersville        Fayette County
                    Connersville

Brookville          Brookville

Covington           Fountain County
                    Covington

Flora               Clinton
                    Rockfield
                    Camden
                    Burlington
                    Rossville
                    Flora

                    Delphi

Montpelier          Montpelier

Warsaw              Burket
                    Etna Green
                    Atwood

Winona Lake
                    Warsaw
                    Kosciusko County

Logansport          Cass County
                    Denver
                    Bunker Hill
                    Wabash
                    Miami County
                    Grissom Air Force
                    Logansport
                    Wabash
                    Peru

New Albany          Harrison County
                    Lanesville
                    Palmyra
                    Greenville
                    Georgetown
                    Floyd County
                    New Albany
                    Corydon

Crawfordsville Montgomery County
                    Crawfordsville

Kentucky
--------

Shelbyville         Shelbyville
                    Eminence
                    Henry County
                    New Castle
                    Pleasureville
                    Shelby County
                    Simpsonville